SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 21, 2007

Northern Growers, LLC

(Exact name of registrant as specified in its charter)

South Dakota	0-50711	77-0589881
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

48416 144th Street
P.O. Box 356
Big Stone City, South Dakota	57216
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (605) 862-7902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On March 21, 2007, our subsidiary, Northern Lights Ethanol, LLC (hereinafter referred to as “Northern Lights”), entered into an amended water and fuel oil agreement with Big Stone Plant.  Big Stone Plant is a power plant adjacent to Northern Lights’ ethanol plant that provides water for the ethanol production process on a non-exclusive basis.  The new agreement, which was entered into to support the current expansion of the ethanol plant, amends the original water fuel and oil agreement of August 15, 2001.

The amended agreement changes the requirements for wastewater quality transported to the ethanol plant. The new requirement for quantity of total dissolved solids, known as TDS, is 10,000 milligrams per liter, compared to 1,000 milligrams per liter under the original agreement.

The amended agreement affirms the current rate at which Northern Lights is charged by Big Stone Plant for the transport of distilled water to the ethanol plant. The rate is $4.00 per 1,000 gallons.

Finally, under the amended agreement, Big Stone Plant will provide to the ethanol plant a source of water from Big Stone Plant’s cooling pond at a rate up to 400 gallons per minute. The rate at which Northern Lights will be charged is $1.00 per 1,000 gallons. Northern Lights is responsible for all costs associated in constructing and maintaining the pumps and pipeline to transport water from the cooling pond to the ethanol plant.

We plan to file the amendment as an exhibit with our next periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN GROWERS, LLC

Dated: April 9, 2007	By:	/s/ Robert Narem
Robert Narem, Chief Executive Officer